Exhibit 10.52

GRIFFIN INDUSTRIAL REALTY, INC. DEFERRED COMPENSATION AND
SUPPLEMENTAL RETIREMENT PLAN

GRIFFIN INDUSTRIAL REALTY, INC. DEFERRED COMPENSATION AND
SUPPLEMENTAL RETIREMENT PLAN

ii

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GRIFFIN INDUSTRIAL REALTY, INC. DEFERRED COMPENSATION AND
SUPPLEMENTAL
RETIREMENT PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017

Griffin Industrial Realty, Inc. (f/k/a Griffin Land & Nurseries, Inc.), a corporation organized under the laws of the state of Delaware, by resolution of its Board of Directors originally adopted the Griffin Industrial Realty, Inc. Deferred Compensation and Supplemental Retirement Plan (the “Plan”), effective March 1, 1999, for the benefit of its eligible employees.

The Plan is a nonqualified deferred compensation plan pursuant to which certain eligible employees of the Company (as hereinafter defined) and its affiliates may elect to defer compensation.  The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

The Plan is hereby amended and restated effective January 1, 2017.  This Plan is intended to comply with all applicable law, including the requirements of Section 409A, and shall be operated and interpreted in accordance with this intention.

ARTICLE I.
DEFINITIONS

Section 1.1      General

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.2      Administrator

“Administrator” shall mean the Company acting through its chief executive officer or his delegate.  The Administrator shall have all duties and responsibilities imposed by ERISA, except as specifically assigned to, delegated to or reserved to the Board under the Plan.

Section 1.3      Beneficiary

“Beneficiary” shall mean a person or trust properly designated by a Participant or former Participant to receive benefits, as provided in Section 2.2.

Section 1.4      Board

“Board” shall mean the board of directors of the Company.  The Board may delegate any power or duty otherwise allocated to the Administrator to any other person or persons.

Section 1.5      Catch-Up Contribution

“Catch-Up Contribution” shall have the meaning set forth in the Savings Plan.

Section 1.6      Code

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Section 1.7      Company; Company Affiliate

(a)      “Company” shall mean Griffin Industrial Realty, Inc. and any other firm which subsequently adopts the Plan as a whole or as to any one or more divisions, in accordance with Section 12.2(c), and any successor company which continues the Plan under Section 12.2(a), acting in each case through the board of directors of the company in question.

(b)      “Company Affiliate” shall mean any employer which, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his delegate under Sections 414(b), (c), (m) and 415(h) of the Code and any other entity required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.

Section 1.8      Company Matching Account

“Company Matching Account” of a Participant shall mean his company matching account established in accordance with Section 5.2(a) of the Savings Plan.

Section 1.9      Compensation

“Compensation” shall have the meaning set forth in Section 1.13(a) of the Savings Plan.

Section 1.10    Deemed Investment Fund

“Deemed Investment Fund” or “Deemed Investment Funds” shall mean, as the context indicates, any one or more of the investment funds which is authorized by the Compensation Committee of the Board upon the Administrator’s recommendation at the time of reference for deemed investment of Participants’ Nonqualified Accounts pursuant to Article IV; such Deemed Investment Funds authorized under the Plan shall, unless otherwise determined by the Administrator, be identical to the Investment Funds (as defined in the Savings Plan) authorized under the Savings Plan at the time of reference.

Section 1.11    Deferred Compensation Account

“Deferred Compensation Account” of a Participant shall mean his “Deferred Compensation Account” established in accordance with Section 5.1 of the Savings Plan.

Section 1.12    Employee

“Employee” shall mean any person who renders services to the Company (or, if the Administrator so designates, to any Company Affiliate) in the status of an employee as that term is defined in Section 3121(d) of the Code, including officers but not including

(a)     directors who serve solely in that capacity,

(b)     attorneys, accountants and other persons doing independent work for the Company or a Company Affiliate where the relationship of employer and employee does not exist between said person and the Company or Company Affiliate, and

(c)     leased employees treated as Employees of the Company pursuant to Sections 414(n) and 414(o) of the Code or employees of a Company Affiliate.

Section 1.13    ERISA

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 1.14    Hardship

(a)                   "Hardship" of a Participant as determined by the Administrator in its discretion on the basis of all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards and Section 409A(a)(2)(B)(ii)(1) of the Code and the Treasury Regulations thereunder, uniformly interpreted and consistently applied, shall mean a severe financial hardship resulting from:

(i)        one of the following:

(A)     the sudden and unexpected illness or accident of such  Participant or one of his dependents (as defined in Section 152(a) of the Code),

(B)     the loss of such Participant's property due to casualty, or

(C)     other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Participant,

(ii)       but only to the extent that the hardship may not be relieved

(A)     through reimbursement or compensation by insurance or otherwise, or

(B)     by liquidation of such Participant's assets, to the extent that such would not itself cause severe financial hardship.

(b)     A financial need shall not constitute a Hardship unless it is for at least $1,000 (or the entire principal amount of the Participant's Nonqualified Accounts, if less).

Section 1.15    Nonqualified Accounts

“Nonqualified Account” or “Nonqualified Accounts” of a Participant shall mean, as the context indicates, any one or both of his Nonqualified Deferred Compensation Account and his Nonqualified Company Matching Account.

Section 1.16    Nonqualified Company Matching Account

“Nonqualified Company Matching Account” of a Participant shall mean the bookkeeping account, if any, established on behalf of the Participant in accordance with Section 5.2.

Section 1.17    Nonqualified Deferred Compensation Account

“Nonqualified Deferred Compensation Account” of a Participant shall mean the bookkeeping account, if any, established on behalf of the Participant in accordance with Section 5.1.

Section 1.18    Participant

“Participant” shall mean any person included in the Plan as provided in Article II.

Section 1.19    Pay

“Pay” of a Participant shall mean the Compensation payable to him for a payroll period but without regard to any limitation imposed by Section 401(a)(17) of the Code (subject to the other limitations set forth in Section 3.1).

Section 1.20    Payday

“Payday” of a Participant shall mean the regular and recurring established day for payment of Pay to Employees in his classification or position.

Section 1.21    Plan

“Plan” shall mean the Griffin Industrial Realty, Inc. Deferred Compensation and Supplemental Retirement Plan, as amended and restated on January 1, 2017.

Section 1.22    Plan Year

“Plan Year” shall mean the twelve-month period commencing on January 1 of each calendar year and ending on December 31 of such calendar year; provided, however, that in the case of a Participant who makes a deferral election after January 1 of a calendar year, “Plan Year” with respect to such deferral shall mean a period beginning on the effective date of his election form and continuing through December 31 of such calendar year.

Section 1.23    Rules of the Plan

“Rules of the Plan” shall mean the rules adopted by the Administrator pursuant to Section 11.1 for the administration, interpretation or application of the Plan.

Section 1.24    Savings Plan

“Savings Plan” shall mean Griffin Industrial Realty, Inc. 401(k) Savings Plan, as the same may be amended from time to time, or any successor thereto.

Section 1.25    Section 409A

“Section 409A” shall mean Section 409A of the Code together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the effective date of the Plan.

Section 1.26    Specified Employee

A “Specified Employee” shall mean any Participant who, as of the date of such Participant’s Termination of Employment, is determined to be a “key employee” (as defined under Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company and the Company has any stock that is publicly traded on an established securities market or otherwise. For purposes of this definition, a Participant is a “key employee” if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the twelve (12) month period ending on each December 31 (referred to as the “identification date” below). If a Participant is a “key employee” as of the identification date, such Participant shall be treated as a “key employee” for the entire twelve (12) month period beginning on the April 1 following the identification date.  For purposes of this definition, a Participant’s compensation for the twelve (12) month period ending on an identification date shall mean such Participant’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Company for such period.  The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

Section 1.27    Termination of Employment

“Termination of Employment” shall mean the time when the employee-employer relationship between the Employee and the Company is terminated for any reason, with or without good cause, including, but not by way of limitation, a termination by resignation, discharge, disability, death or retirement, but excluding transfers among and between the Company and any Company Affiliate; provided in each case that such Termination of Employment constitutes a “separation of service” within the meaning of Treasury Regulation Section 1.409A-1(h).  The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause or disability, and all questions of whether particular leaves of absence constitute Terminations of Employment

Section 1.28    Valuation Date

“Valuation Date” shall mean the last day of each Plan Year and any other date as of which the Administrator elects to make a valuation of Nonqualified Accounts in accordance with the Rules of the Plan.

Section 1.29    Vested

“Vested,” when used with reference to a Participant’s Nonqualified Accounts, shall mean not subject to forfeiture, except as provided in the Plan, and unconditionally subject to distribution on his behalf, but only in accordance with the Plan.

ARTICLE II.
ELIGIBILITY

Section 2.1      Requirements for Participation

Any Employee who for any Plan Year is expected to be a “highly compensated employee” as defined in Section 414(q) of the Code and who is a member of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Administrator, shall be eligible to be a Participant for such Plan Year on the date on which the Administrator notifies the Employee of such eligibility.

Section 2.2      Designation of Beneficiary

(a)     Each Participant or former Participant shall have the right to designate, revoke and re-designate Beneficiaries hereunder and to direct payment of the Vested amount credited to his Nonqualified Accounts to such Beneficiaries upon his death.

(b)     Designation, revocation and re-designation of Beneficiaries must be made in writing in accordance with the Rules of the Plan on a form provided by the Administrator and shall be effective upon delivery to the Administrator.

Section 2.3      Deferral Election Procedure

The Administrator shall give each Employee who may be a Participant in the Plan a deferral election form on which the Participant may elect to defer his Pay under Article III; provided, however, that such election shall be made not later than thirty days after the date on which such Employee first becomes eligible to be a Participant.  Each such Employee electing to defer Pay under Article III shall complete and sign the deferral election form and return it to the Administrator.

Section 2.4      Content of Deferral Election Form

The Participant shall set forth on the deferral election form

(a)     his consent that he, his successors in interest and assigns and all persons claiming under him shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan as they now exist, and as they may be amended from time to time,

(b)     the amount of his Pay to be deferred under Article III and, in such case, his authorization to the Company to reduce his Pay in accordance with Section 4.1(a), and

(c)     such other information as may be required for the administration of the Plan.

Such deferral election form shall be in the form specified by the Administrator.

ARTICLE III.
PARTICIPANTS’ DEFERRALS

Section 3.1      Deferral of Pay

Each Participant who has deferred the maximum amount permitted for him under Section 402(g) of the Code or the Savings Plan (including, in either case, Catch-Up Contributions) may elect to defer to his Nonqualified Deferred Compensation Account on each Payday within any Plan Year an amount by which:

(a)     a designated whole number percentage of his Pay (not greater than fifty percent (50%) or such other lesser percentage as may be established by the Administrator from time to time) payable on such Payday, exceeds

(b)     the amount credited to his Deferred Compensation Account (including Catch-Up Contributions) on such Payday.

Such election shall be made upon such prior written notice (not later than the earlier of the last day of the next preceding Plan Year or 30 days after the date on which the Employee becomes eligible to be a Participant pursuant to Section 2.1) to the Administrator as is required by the Administrator, and shall remain in effect for each Plan Year during which an Employee is a Participant until discontinued under Section 3.2. For purposes of Section 3.1(a), “Pay” shall only include amounts that are compensation within the meaning of Code Section 415(c)(3) and Treas. Reg. Sec. 1.415(c)-2.

Section 3.2      Discontinuance of Deferral

A Participant may elect, upon such prior written notice as is required by the Administrator, to discontinue deferral of his Pay for any Plan Year commencing after such notice.

ARTICLE IV.

CREDITING OF DEFERRALS AND COMPANY MATCHING CONTRIBUTIONS

Section 4.1      Determination of Credits

(a)     Pursuant to the Rules of the Plan, on the last business day of each quarter, each Participant’s Nonqualified Deferred Compensation Account shall be credited with an amount which is equal to the amount of Pay such Participant elected to defer under Section 3.1 for each Payday ending in such quarter.

(b)     Pursuant to the Rules of the Plan, for each Plan Year, the Nonqualified Company Matching Account of each Participant who elected to defer Pay for the Plan Year in question shall, by the deadline for Company contributions to the Savings Plan with respect to such Plan Year under Section 4.3 of the Savings Plan, be credited with an amount which is equal to the amount by which

(i)        the product of

1         the sum of

(I)     the amounts credited to his Deferred Compensation Account for the Plan Year (excluding Catch-Up Contributions), and

(II)    the amounts credited to his Nonqualified Deferred Compensation Account under Section 5.1 for the Plan Year,

up to a maximum of 5.0% of Compensation for the Plan Year

and

2    the matching percentage established by the Company in accordance with Section 5.3(b)(i) of the Savings Plan;

exceeds

(ii)     the amounts credited to his Company Matching Account in the Savings Plan for such Plan Year.

ARTICLE V.

NONQUALIFIED ACCOUNTS

Section 5.1      Nonqualified Deferred Compensation Account

The Administrator shall establish and maintain for each Participant a Nonqualified Deferred Compensation Account to which shall be credited the amounts determined under Section 4.1(a) and credited or debited the amounts determined under Article VI.

Section 5.2      Nonqualified Company Matching Account

The Administrator shall establish and maintain for each Participant a Nonqualified Company Matching Account to which shall be credited the amounts determined under Section 4.1(b) and credited or debited the amounts determined under Article VI.

Section 5.3      Account Administration

The Administrator may maintain the Nonqualified Accounts in such manner as it determines appropriate in its sole discretion (including, without limitation, as one collective bookkeeping entry, provided that the amounts within a Participant’s Nonqualified Deferred Compensation Account and Nonqualified Company Matching Account can be promptly determined to the extent necessary to comply with the terms of the Plan).

Section 5.4     Assignments Prohibited

No part of the Nonqualified Accounts of a Participant shall be liable for the debts, contracts or engagements of any Participant, his Beneficiaries or successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a beneficiary as provided herein.

Section 5.5      Fund

The Administrator, in its discretion, may elect to establish a Fund containing assets equal to the amounts credited to Participants’ Nonqualified Accounts, and may elect in its discretion  to hold the Fund in trust; provided, however, that such Fund shall remain a general asset of the Company subject to the rights of creditors of the Company in the event of the Company’s bankruptcy or insolvency as defined in any such trust.

ARTICLE VI.

DEEMED INVESTMENT OPTIONS;

VALUATION OF NONQUALIFIED ACCOUNTS

Section 6.1      Deemed Investment Options

(a)     Deemed Investment Direction.  As permitted under the Rules of the Plan, Participants are responsible for directing the deemed investment of their Nonqualified Accounts among the available Deemed Investment Funds.

(b)     Deemed Investment Elections.  Each Participant is responsible for transmitting his deemed investment elections to the Administrator.  Any deemed investment election shall remain in effect until revoked or modified by the Participant.  If Accounts are deemed invested in more than one Deemed Investment Fund, changes in proportions due to deemed investment results shall not require any deemed transfer of values between Deemed Investment Funds.  If the Administrator permits, a Participant can make a separate election with respect to all future contributions and all existing balances.  The Participant shall designate how he wishes to allocate the deemed investment of his Nonqualified Accounts in increments of 1%, up to a total of 100%.

(c)     Available Deemed Investment Funds.  The Deemed Investment Funds offered under the Plan may be changed from time to time.  The Administrator may set various restrictions on deemed investment elections, as it determines in its sole discretion.

(d)     Manner of Making Deemed Investment Elections.  The Administrator shall establish the manner (writing, internet, intranet, telephonic, electronic or other methods) and advance notice required for making deemed investment elections under this Section.

(e)     Timing.  The deemed purchases and sales of assets in the Deemed Investment Funds shall be made within a reasonable time after a deemed investment election is made.

(f)      Default Deemed Investment Funds.  The Administrator, in its sole discretion, may establish one or more Deemed Investment Funds in which the Nonqualified Accounts of any Participant who fails to make an affirmative deemed investment election shall be invested.

Section 6.2      Investment Credits and Debits

On each Valuation Date, additional amounts shall be credited (or debited) to each Participant’s Nonqualified Deferred Compensation Account and Nonqualified Company Matching Account, such amounts to be equal to the earnings (or losses) that would have been credited (or debited) had such Nonqualified Accounts been invested entirely among the Deemed Investment Funds in the proportions elected by the Participant pursuant to Section 6.1.

Section 6.3      Determination of Values

If the Administrator elects to establish a Fund in accordance with Section 5.5, as of each Valuation Date, the Administrator shall determine the fair market value of each asset in the Fund, if any, based upon the information reasonably available to the Administrator including the data from, but not limited to, newspapers and financial publications of general circulation, statistical and valuation services, records of securities exchanges, appraisals by qualified persons, transactions and bona fide offers in assets of the type in question and other information customarily used in the valuation of property for the purposes of the Code.  With respect to securities for which there is a generally recognized market, the published selling prices on or nearest to such valuation date shall establish fair market value of such security.  Fair market value so determined shall be conclusive for all purposes of the Plan.

Section 6.4      Applicability of Nonqualified Account Values

The value of a Nonqualified Account as determined as of a given date under this Article, plus any amounts subsequently allocated thereto under Sections 4.1(a) and (b) shall remain the value thereof for all purposes of the Plan until revalued hereunder.

ARTICLE VII.

VESTING OF NONQUALIFIED ACCOUNTS

Section 7.1      Vesting of Nonqualified Accounts

(a)     Each Participant’s interest in his Nonqualified Deferred Compensation Account shall be Vested at all times.

(b)     The Vested portion of a Participant’s Nonqualified Company Matching Account shall be the percentage of such Account as equals the Participant’s vested percentage in his Company Matching Account.

ARTICLE VIII.

BENEFITS UPON TERMINATION OF EMPLOYMENT

Section 8.1      Distributions on Termination of Employment

(a)     Subject to Sections 8.1(b) and (c), a Participant who has a Termination of Employment for any reason other than death shall receive on the 90th day following such Termination of Employment the Vested amount credited to his Nonqualified Accounts determined as of the last valuation of such Nonqualified Accounts under Article VI, less any amounts required to be withheld by law, in the form chosen by the Participant.

(b)     Subject to the approval of the Administrator in a deferral election form, such Participant may, solely to the extent permitted under Section 409A, select distribution (i) in the form of distribution (including, in lump sum or installments) determined by the Administrator and set forth in the deferral election form, and (ii) upon events or circumstances other than Termination of Employment (including, without limitation, a “change in control event” within the meaning of Section 409A).  If such Participant fails to select a form of distribution for purposes of Termination of Employment distributions from the Nonqualified Accounts for a Plan Year, such distributions shall be made in a lump sum payment in accordance with Section 8.1(a).  If such participant elects to receive distributions from the Nonqualified Accounts in installments, such distributions shall commence on the 90th day following the Participant’s Termination of Employment and shall continue to be paid on the 90th day following each anniversary of the Participant’s Termination of Employment as set forth in the applicable deferral election form. Unless otherwise permitted under Section 409A, the Participant may not change the form of distribution or triggers for distribution with respect to a Plan Year.

(c)     Notwithstanding any Plan provision to the contrary, if (i) the Participant, at the time of his Termination of Employment, is determined by the Administrator to be a Specified Employee for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) the Administrator determines that delayed commencement of any portion of the distributions from the Nonqualified Accounts (after taking into account all exclusions applicable to such distribution under the Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then the portion of the Participant’s distribution from the Nonqualified Accounts described in this Section 8.1(c) shall not be provided to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s Termination of Employment or (y) the date of the Participant’s death.  Upon the expiration of the applicable Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 8.1(c) shall be paid in a lump sum to the Executive within thirty (30) days following the expiration, and any remaining payments due under the Plan shall be paid as otherwise provided herein.

Section 8.2      Effect of Delay or Failure to Ascertain Amount Distributable or to Locate Distributee

To the extent permitted under Section 409A (including, without limitation, Treasury Regulations Sections 1.409A-2(b)(7) and 1.409A-3(d)):

(a)     If an amount payable under Article VIII or IX cannot be ascertained or the person to whom it is payable has not been ascertained or located within the stated time limits and reasonable efforts to do so have been made, then distribution shall be made not later than 30 days after such amount is determined or such person is ascertained or located, or as prescribed in subsection (b).

(b)     If, by fifteenth day of the third month following the calendar year in which a Participant has a Termination of Employment, the Administrator, in the exercise of due diligence, has failed to locate him (or if such Termination of Employment is by reason of death, has failed to locate the person entitled to his Vested Nonqualified Accounts under Section 9.1), the Participant’s entire distributable interest in the Plan shall be forfeited; provided, however, that if the Participant (or in the case of his death, the person entitled thereto under Section 9.1) makes proper claim therefor pursuant to the Rules of the Plan, the amount so forfeited shall be paid to such Participant or such person in a lump sum not later than 30 days after such claim is made.

Section 8.3      Forfeitures

Upon a Participant’s Termination of Employment, the portions of his Nonqualified Company Matching Account which are not Vested shall be forfeited on the date of such Termination of Employment.

ARTICLE IX.

BENEFITS UPON DEATH

Section 9.1      Distribution on Death

(a)     Upon the Termination of Employment by reason of death of a Participant or former Participant, the Vested amount credited to his Nonqualified Accounts determined as of the last valuation of such Nonqualified Accounts under Article VI, less any amounts required to be withheld by law, shall be paid in one lump sum to such Participant’s or former Participant’s Beneficiaries.

(b)     Such payment shall be made not later than 30 days after the end of the calendar quarter in which the Participant’s or former Participant’s death occurs.

ARTICLE X.

OTHER DISTRIBUTIONS FROM NONQUALIFIED ACCOUNTS

Section 10.1    In General

Except as otherwise provided in Section 10.2 and Section 10.3, no distribution shall be made to any Participant from his Nonqualified Accounts before his Termination of Employment.

Section 10.2    Hardship Distributions

(a)     Notwithstanding Section 10.1, in the event that a Participant incurs a Hardship, the Participant may apply to the Administrator for a distribution from his Nonqualified Accounts on account of such Hardship, subject to the requirements that the distribution not exceed the amount which is necessary to satisfy the Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the withdrawal, after taking into account the extent to which such Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), as determined by the Administrator in accordance with Section 409A(a)(2)(B)(ii)(II) of the Code and the Treasury Regulations thereunder.

(b)     The amount to be distributed to a Participant who elects withdrawal upon the occurrence of a Hardship shall not exceed such Participant’s Vested interest in his Nonqualified Accounts.  Any such Hardship distribution shall be made pro rata from each of the Participant’s Nonqualified Accounts unless otherwise determined by the Administrator

(c)     The amount to be distributed to a Participant pursuant to such Participant’s election to receive a withdrawal upon the occurrence of a Hardship shall be paid in a lump sum payment within thirty (30) days following the approval of the Participant’s withdrawal election by the Administrator.

(d)     If a Participant receives a withdrawal upon the occurrence of a Hardship, the Participant’s Pay deferrals under the Plan shall be suspended for the remainder of the Plan Year during which the withdrawal is distributed to the Participant, to the extent required under Section 409A(a)(2)(B)(ii) of the Code and the Treasury Regulations thereunder.  Upon expiration of the suspension period described in the preceding sentence, the Participant shall be permitted to submit a new deferral election form and to begin making deferrals with respect to his Pay earned on or after the first day of the first payroll period of the next following Plan Year.

ARTICLE XI.

ADMINISTRATIVE PROVISIONS

Section 11.1    Administrator’s Duties and Powers

(a)       The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function.  Among its necessary powers and duties, are the following:

(i)      To delegate all or part of its function as Administrator to others and to revoke any such delegation.

(ii)     To determine questions of eligibility and vesting of Participants and their entitlement to benefits.

(iii)    To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator or the Board has under the Plan, or otherwise, to designate such persons to carry out responsibilities, and (with the Company, the Board and its officers, trustees and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

(iv)    To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

(v)     To adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b)       Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

Section 11.2    Conflicting Claims

If the Administrator is confronted with conflicting claims concerning a participant’s Nonqualified Accounts, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration

Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys’ fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant’s Nonqualified Accounts.

Section 11.3    Final Effect of Administrator Action

All actions taken and all determinations made by the Administrator in good faith shall be final and binding upon all Participants and any person interested in the Plan.

Section 11.4    Indemnification by the Company; Liability Insurance

(a)     The Company shall pay or reimburse any of the Company’s officers, directors or Employees who administer the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys’ fees) arising out of the good faith performance of their Plan functions.

(b)     The Company may obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 11.5    Inspection of Records

Copies of the Plan and records of a Participant’s Nonqualified Accounts shall be open to inspection by him or his duly authorized representatives at the office of the Company at any reasonable business hour.

Section 11.6    Limitations Upon Powers

The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances.  The Plan shall be administered, interpreted and applied fairly and equitably and accordance with the specified purposes of the Plan.

Section 11.7    Recordkeeping

(a)       The Administrator shall maintain suitable records as follows:

(i)      Records of each Participant’s individual Nonqualified Accounts which, among other things, shall show separately deferrals, Company matching amounts under Section 4.1(b) and forfeitures and the gains and losses thereon.

(ii)     Records which show the operations of the Plan during each Plan Year.

(iii)    Records of its deliberations and decisions.

(b)       The Administrator may appoint a secretary to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party,

to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA and to perform ministerial acts.

(c)     The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Company.

Section 11.8    Service of Process

The Secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

Section 11.9    Service in More than One Capacity

Any person or group of persons may serve in more than one capacity with respect to the Plan.

Section 11.10  Statement to Participants

Within one hundred eighty days after the last day of each Plan Year, the Administrator shall furnish to each Participant a statement setting forth the value of his Nonqualified Accounts and the Vested percentage thereof and such other information as the Administrator shall deem advisable to furnish.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

Section 12.1    Amendment of Plan; Section 409A

(a)     As limited by any applicable law, the Plan may be wholly or partially amended by the Board from time to time including retroactive amendments; provided, however, that no amendment shall decrease the Vested percentage or amount of interest any Participant or any other person entitled to payment under the Plan has in the Participant’s Nonqualified Accounts.

(b)     Notwithstanding anything to the contrary in the Plan, if and to the extent the Board shall determine that the terms of the Plan may result in the failure of the Plan, or amounts deferred by or for any Participant under the Plan, to comply with the requirements of Section 409A, the Board shall have authority (without any obligation to do so or to indemnify any Participant for failure to do so) to take such action to amend, modify, cancel or terminate the Plan or distribute any or all of the amounts deferred by or for a Participant, as it deems necessary or advisable, including without limitation:

(i)      Any amendment or modification of the Plan to conform the Plan to the requirements of Section 409A (including, without limitation, any amendment or modification of the terms of any applicable to any Participant’s Nonqualified Accounts regarding the timing or form of payment).

(ii)     Any cancellation or termination of any unvested interest in a Participant’s Nonqualified Accounts without any payment to the Participant.

(iii)    Any cancellation or termination of any vested interest in any Participant’s Nonqualified Accounts, with immediate payment to the Participant of the amount otherwise payable to such Participant.

Any such amendment, modification, cancellation, or termination of the Plan may adversely affect the rights of a Participant without the Participant’s consent.  Without limiting the foregoing, the Company may require any Participant to covenant and agree that any modification of an election under the Saving Plan or any similar actions and inactions of the Participant shall be made consistent with Treasury Regulation Section 1.409A-3(j)(5).

(c)     Notwithstanding any provisions of the Plan to the contrary, the provisions of the Plan in effect on October 3, 2004, apply with respect to those Plan benefits that were earned and vested within the meaning of Treasury Regulations Section 1.409A-6(a) as of December 31, 2004, as well as the earnings thereon determined in accordance with Treasury Regulations Section 1.409A-6(a)(3)(ii) (“Grandfathered Benefits”).  The terms applicable to the Grandfathered Benefits have not been materially modified within the meaning of Treasury Regulations Sections 1.409A-6(a)(1) and (4) on or after October 3, 2004.

Section 12.2    Consolidation or Merger; Adoption of Plan by Other Companies

(a)     In the event of the consolidation or merger of the Company with or into any other corporation, or the sale by the Company of its assets that results in a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), the resulting successor may continue the Plan by adopting it in a resolution of its board of directors.  If within 90 days from the effective date of such consolidation, merger or sale of assets, such new corporation does not adopt the Plan, the Plan shall be terminated within 12 months following such change in control event in accordance with Section 12.9.

(b)     There shall be no merger or consolidation with, or transfer of the assets of liabilities of the Plan to, any other plan unless each Participant in this Plan would have, if the combined or successor plans were then terminated, immediately after the merger, consolidation, or transfer accounts which are equal to or greater than his corresponding Nonqualified Accounts under this Plan had the Plan been terminated immediately before the merger, consolidation or transfer.

(c)     A Company Affiliate may, with the approval of the Board, adopt the Plan as a whole company or as to any one or more divisions effective as of the first day of any Plan Year by resolution of its own board of directors or agreement of its partners.  Such Company Affiliate shall give written notice of such adoption to the Administrator by its duly authorized officers.

Section 12.3    Errors and Misstatements

In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum or to recoup any overpayment from future payments to the participant or any other person entitled to payment under the Plan in such amounts as the Administrator shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

Section 12.4    Governing Law

This Plan shall be construed, administered and governed in all respects under and by applicable federal laws and, where state law is applicable, the laws of the State of New York.

Section 12.5    Limitation on Rights of Employees

The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between the Company and any Employee, or consideration for, or an inducement or condition of, the employment of an Employee.  Nothing contained in the Plan shall give any Employee the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Employee, except as provided by law, at any time without notice and with or without cause.  Inclusion under the Plan will not give any Employee any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan.  The doctrine of substantial performance shall have no application to Employees, Participants or any other persons entitled to payments under the Plan.  Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

Section 12.6    Payment on Behalf of Minor, Etc.

In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Board, the Administrator, and their officers, directors and employees.

Section 12.7    Pronouns and Plurality

The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

Section 12.8   References

Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

Section 12.9    Termination of the Plan

(a)     While the Plan is intended as a permanent program, the Board shall have the right at any time to declare the Plan terminated completely as to the Company; provided that such Plan termination complies with Treasury Regulation Section 1.409A-3(j)(4)(ix).

(b)     Discharge or layoff of Employees of the Company or any unit thereof without such a declaration shall not result in a termination of the Plan.

(c)     In the event of any termination, no new deferral elections shall be permitted for affected Participants and such Participants shall no longer be eligible to receive new company contributions.  However, after the Plan termination the Nonqualified Accounts of such Participants shall continue to be credited with Pay deferral amounts attributable to a deferral election that was in plan prior to the Plan termination to the extent deemed necessary to comply with Section 409A, and additional amounts shall continue to be credited or debited pursuant to Section 4.1. In addition, following a Plan termination, the Administrator shall continue to maintain Participants’ Nonqualified Accounts and distributions of such Nonqualified Accounts shall be made as such amounts become eligible for distribution in accordance with Articles VIII, IX or X.  Notwithstanding the preceding sentence, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), the Company may provide that upon termination of the Plan, all Nonqualified Accounts shall be distributed, subject to and in accordance with any rules established by the Company deemed necessary to comply with the applicable requirements and limitations of Treasury Regulation Section 1.409A-3(j)(4)(ix).

Section 12.10  Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 12.11  Section 409A

In the event any provision of this Plan, or the application thereof, is or becomes inconsistent with Section 409A, such provision shall be void or unenforceable and the other provisions of this Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed on this 7th day of March, 2017.

GRIFFIN INDUSTRIAL REALTY, INC.

By	/s/ ANTHONY J. GALICI
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary